Forum Energy Technologies Announces
First Quarter 2017 Results
HOUSTON, TEXAS, April 27, 2017 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2017 revenue of $171 million, an increase of $24 million, or 16%, from the fourth quarter 2016. Net loss for the quarter was $16 million, or $0.16 per diluted share, compared to a net loss of $13 million, or $0.14 per diluted share, for the fourth quarter 2016. Excluding $2 million or $0.02 per share of special items, the adjusted net loss was $0.14 per diluted share in the first quarter of 2017 compared to an adjusted net loss $0.16 per diluted share in the fourth quarter 2016. See Tables 1-3 for a reconciliation of GAAP to non-GAAP financial information.
New inbound orders in the quarter were $194 million, a 6% increase from the fourth quarter 2016, resulting in a book to bill ratio of 113%.
Segment Results
Drilling & Subsea operations focus primarily on manufactured equipment and consumable products for global drilling and subsea contractors. The segment revenue was $62 million, a 13% increase from the fourth quarter 2016, as the increase in the U.S. land rig count contributed to improved sales of drilling consumable products and equipment. Subsea equipment revenue was relatively unchanged sequentially. New inbound orders for the Drilling & Subsea segment in the first quarter were $68 million, a 5% increase from the fourth quarter 2016, resulting in a book to bill ratio of 110%.
Completions segment revenue was $42 million, a 21% increase sequentially, as customer spending improved on hydraulic fracturing equipment and downhole products. New inbound orders in the first quarter were $50 million, a 31% increase from the fourth quarter 2016, resulting in a book to bill ratio of 119%. Included in the orders was a significant amount of longer lead time, pumping horsepower equipment. The Completions segment designs and manufactures products for the well construction, completion, stimulation and intervention markets primarily in North America.
The Production & Infrastructure segment manufactures U.S. land well site production equipment, desalination refinery equipment, and a wide range of valves for upstream, midstream and downstream oil and gas customers. Production & Infrastructure segment revenue was $68 million, an 18% increase from the fourth quarter 2016, primarily due to improved revenue of our well site production equipment and the acquisition of the Cooper Valve assets during the first quarter. New inbound orders in the first quarter were $75 million, resulting in a book to bill ratio of 112%. During the quarter, orders for valves increased significantly, however, orders for well site production equipment were down compared to the exceptionally high level received in the fourth quarter for delivery throughout 2017.
Review and Outlook
Cris Gaut, Forum’s Chairman and Chief Executive Officer, remarked, "We are pleased with our continued growth in orders, as each of our three segments had a book to bill ratio of at least 110% with particularly strong performance in our Completions segment.
"Forum is benefiting from the recovery in the U.S. land drilling and completion activity, which was the primary driver of the revenue growth in each segment during the quarter. Our U.S. land revenue in the first quarter increased 25% sequentially and represented 74% of total company revenue.
"Forum’s gross profit increased sequentially $8 million in the first quarter on a $24 million increase in revenue with little to no contribution yet from pricing. As we indicated previously, our SG&A cost increased significantly in the first quarter as we reinstated employee compensation and benefits in anticipation of the recovery that is now underway. The acquisition of Cooper Valves assets and cost required for the ramp up also added to SG&A.
"Our financial condition remains strong. We ended the quarter with $205 million of cash on hand and nothing drawn on our bank credit facility. We are well positioned to actively pursue targeted acquisitions. During the quarter, working capital expanded as we ramped up our manufacturing volumes to respond to customer demand.
“With Forum’s focus on early cycle, consumable products and activity-based equipment, we should continue to benefit from the U.S. land recovery.
"Forum expects diluted loss per share for the second quarter 2017 of $0.12 to $0.09 and revenue growth of 12-15%."
Recent Events
Forum’s Board of Directors appointed Mr. Prady Iyyanki as President and Chief Executive Officer, effective May 16, 2017. Mr. Iyyanki currently serves as President and Chief Operating Officer. Mr. C. Christopher Gaut, the current Chairman and Chief Executive Officer, will become Executive Chairman.
We have received orders thus far in 2017 for over 250,000 horsepower of J-Mac hydraulic fracturing power ends.
Forum was rated #1 by customers in EnergyPoint Research’s most recent Oilfield Products & Servicers Customer Satisfaction Survey in Cementing Equipment.

Conference Call Information

Forum's conference call is scheduled for Friday, April 28, 2017 at 9:00 AM CDT. During the call, the Company intends to discuss first quarter 2017 results. To participate in the earnings conference call, please call 855-757-8876 within North America, or 631-485-4851 outside of North America. The access code is 2505178. The call will also be broadcast through the Investor Relations link on Forum’s website at www.f-e-t.com. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. A replay of the call will be available for two weeks after the call and may be accessed by dialing 855-859-2056 within North America, or 404-537-3406 outside of North America. The access code is 2505178.

Forum Energy Technologies is a global oilfield products company, serving the drilling, subsea, completions, production and infrastructure sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Mark Traylor - Vice President, Investor Relations
281.368.1108
mark.traylor@f-e-t.com
Media Contact
Donna Smith - Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2017	2016	2016
Revenue	$171.1	$159.4	$147.1
Cost of sales	132.1	124.8	116.5
Gross Profit	39.0	34.6	30.6
Other operating items
Earnings from equity investment	1.5	0.6	0.6
Selling, general and administrative expenses	60.7	60.0	55.4
(Gain) loss on sale of assets	(0.2)	—	0.3
Transaction expenses	0.6	0.2	0.3
Operating loss	(20.6)	(25.0)	(24.8)
Other expense (income)
Interest expense	6.6	7.1	6.7
Deferred loan costs written off	—	2.6	0.4
Loss (gain) on foreign exchange and other, net	1.6	(1.4)	(6.7)
Loss before income taxes	(28.8)	(33.3)	(25.2)
Income tax benefit	(13.0)	(10.4)	(12.7)
Net loss attributable to common stockholders (1)	$(15.8)	$(22.9)	$(12.5)

Weighted average shares outstanding
Basic	95.9	90.5	91.9
Diluted	95.9	90.5	91.9

Loss per share
Basic	$(0.16)	$(0.25)	$(0.14)
Diluted	$(0.16)	$(0.25)	$(0.14)

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

(in millions of dollars)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$204.9	$234.4
Accounts receivable—trade, net	127.2	105.3
Inventories, net	352.0	338.6
Other current assets	65.3	71.4
Total current assets	749.4	749.7
Property and equipment, net of accumulated depreciation	151.1	152.2
Goodwill and other intangibles, net	874.4	869.2
Investment in unconsolidated subsidiary	61.6	59.1
Other long-term assets	6.4	5.0
Total assets	$1,842.9	$1,835.2
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$1.2	$0.1
Other current liabilities	161.6	141.7
Total current liabilities	162.8	141.8
Long-term debt, net of current portion	398.0	396.7
Other long-term liabilities	48.9	60.9
Total liabilities	609.7	599.4
Total stockholders’ equity	1,233.2	1,235.2
Noncontrolling interest in subsidiary	—	0.6
Total equity	1,233.2	1,235.8
Total liabilities and equity	$1,842.9	$1,835.2

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three months ended March 31,
(in millions of dollars)	2017	2016
Cash flows from operating activities
Net loss	$(15.8)	$(22.9)
Depreciation and amortization	15.6	15.9
Other, primarily working capital	(14.8)	33.9
Net cash (used in) provided by operating activities	$(15.0)	$26.9
Cash flows from investing activities
Capital expenditures for property and equipment, net of proceeds from sale of property and equipment	$(3.5)	$(4.0)
Acquisition of businesses, net of cash acquired	(8.7)	—
Investment in unconsolidated subsidiary	(1.0)	—
Net cash used in investing activities	$(13.2)	$(4.0)
Cash flows from financing activities
Repayment of long-term and short-term debt	(0.9)	(0.2)
Repurchase of stock related to shares withheld for taxes	(4.4)	(0.8)
Proceeds from stock issuance	1.8	1.0
Other	—	(0.5)
Net cash used in financing activities	$(3.5)	$(0.5)
Effect of exchange rate changes on cash	2.2	0.4
Net increase (decrease) in cash and cash equivalents	$(29.5)	$22.8

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (5)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2017	March 31, 2016	December 31, 2016	March 31, 2017	March 31, 2016	December 31, 2016
Revenue
Drilling & Subsea	$62.1	$65.3	$55.0	$62.1	$65.3	$55.0
Completions	42.2	34.3	35.0	42.2	34.3	35.0
Production & Infrastructure	67.6	60.5	57.4	67.6	60.5	57.4
Eliminations	(0.8)	(0.7)	(0.3)	(0.8)	(0.7)	(0.3)
Total revenue	$171.1	$159.4	$147.1	$171.1	$159.4	$147.1

Operating income
Drilling & Subsea	$(9.0)	$(9.8)	$(11.9)	$(8.7)	$(9.3)	$(9.5)
Operating income margin %	(14.5)%	(15.0)%	(21.6)%	(14.0)%	(14.2)%	(17.3)%
Completions (1)	(2.9)	(6.5)	(5.4)	(2.8)	(5.7)	(4.8)
Operating income margin %	(6.9)%	(19.0)%	(15.4)%	(6.6)%	(16.6)%	(13.7)%
Production & Infrastructure	(0.5)	(1.4)	0.2	(0.4)	0.8	0.3
Operating income margin %	(0.7)%	(2.3)%	0.3%	(0.6)%	1.3%	0.5%
Corporate	(7.8)	(7.2)	(7.0)	(7.4)	(6.9)	(6.7)
Total Segment operating loss	(20.2)	(24.9)	(24.1)	(19.3)	(21.1)	(20.7)
Other items not in segment operating income (2)	(0.4)	(0.1)	(0.7)	0.1	0.1	(0.1)
Total operating loss	$(20.6)	$(25.0)	$(24.8)	$(19.2)	$(21.0)	$(20.8)
Operating income margin %	(12.0)%	(15.7)%	(16.9)%	(11.2)%	(13.2)%	(14.1)%

EBITDA (3)
Drilling & Subsea	$(3.3)	$(0.4)	$2.0	$(1.4)	$(1.4)	$(2.5)
EBITDA Margin %	(5.3)%	(0.6)%	3.6%	(2.3)%	(2.1)%	(4.5)%
Completions	3.3	(0.3)	0.4	3.4	0.5	1.2
EBITDA Margin %	7.8%	(0.9)%	1.1%	8.1%	1.5%	3.4%
Production & Infrastructure	1.8	0.3	1.9	2.0	2.5	2.0
EBITDA Margin %	2.7%	0.5%	3.3%	3.0%	4.1%	3.5%
Corporate	(7.8)	(9.7)	(7.5)	(7.4)	(6.7)	(6.5)
Other items (4)	(0.6)	(0.2)	(0.3)	—	—	—
Total EBITDA	$(6.6)	$(10.3)	$(3.5)	$(3.4)	$(5.1)	$(5.8)
EBITDA Margin %	(3.9)%	(6.5)%	(2.4)%	(2.0)%	(3.2)%	(3.9)%

(1) Includes earnings from equity investment.
(2) Includes transaction expenses, gain/(loss) on sale of assets, and impairment of goodwill and intangible assets.
(3) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(4) Includes transaction expenses.
(5) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Supplemental schedule - Orders information
(Unaudited)

	Three months ended
(in millions of dollars)	March 31, 2017	March 31, 2016	December 31, 2016
Orders
Drilling & Subsea	$68.4	$56.3	$65.0
Completions	50.1	30.6	38.2
Production & Infrastructure	75.4	54.1	79.4
Total orders	$193.9	$141.0	$182.6

Revenue
Drilling & Subsea	$62.1	$65.3	$55.0
Completions	42.2	34.3	35.0
Production & Infrastructure	67.6	60.5	57.4
Eliminations	(0.8)	(0.7)	(0.3)
Total revenue	$171.1	$159.4	$147.1

Book to bill ratio (1)
Drilling & Subsea	1.10	0.86	1.18
Completions	1.19	0.89	1.09
Production & Infrastructure	1.12	0.89	1.38
Total book to bill ratio	1.13	0.88	1.24

(1) The book-to-bill ratio is calculated by dividing the dollar value of orders received in a given period by the revenue earned in that same period.  We believe that this ratio is useful to the Company’s investors because it provides an indication of whether the demand for our products, in the markets in which we operate, is strengthening or declining.  A ratio of greater than one is indicative of improving market demand, while a ratio of less than one would suggest weakening demand.  In addition, we believe the book-to-bill ratio provides more meaningful insight into future revenues for our business than other measures, such as order backlog, because the majority of our products are activity based consumable items or shorter cycle capital equipment, neither of which are typically ordered by customers far in advance.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 1 - Adjusting items
	Three months ended
	March 31, 2017			March 31, 2016			December 31, 2016
(in millions, except per share information)	Operating income (loss)	EBITDA (1)	Net income (loss)	Operating income (loss)	EBITDA (1)	Net income (loss)	Operating income (loss)	EBITDA (1)	Net income (loss)
As reported	$(20.6)	$(6.6)	$(15.8)	$(25.0)	$(10.3)	$(22.9)	$(24.8)	$(3.5)	$(12.5)
% of revenue	(12.0)%	(3.9)%		(15.7)%	(6.5)%		(16.9)%	(2.4)%
Restructuring charges and other	0.8	0.8	0.8	3.8	3.8	3.8	1.6	1.6	1.6
Transaction expenses	0.6	0.6	0.6	0.2	0.2	0.2	0.3	0.3	0.3
Inventory and other working capital reserve	—	—	—	—	—	—	2.1	2.1	2.1
Deferred loan costs written off	—	—	—	—	2.6	2.6	—	0.4	0.4
Loss (gain) on foreign exchange, net (2)	—	1.8	1.8	—	(1.4)	(1.4)	—	(6.7)	(6.7)
Income tax benefit of adjustments	—	—	(0.9)	—	—	(2.1)	—	—	(0.2)
As adjusted (1)	$(19.2)	$(3.4)	$(13.5)	$(21.0)	$(5.1)	$(19.8)	$(20.8)	$(5.8)	$(15.0)
% of revenue	(11.2)%	(2.0)%		(13.2)%	(3.2)%		(14.1)%	(3.9)%

Diluted EPS -as reported			$(0.16)			$(0.25)			$(0.14)
Diluted EPS - as adjusted			$(0.14)			$(0.22)			$(0.16)

(1) The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to the Company's investors because (i) EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions and (ii) each of adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) Foreign exchange, net primarily relates to cash and receivables denominated in U.S. dollars by some of our non-U.S. subsidiaries that report in a local currency, and therefore the loss has no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 2 - Adjusting Items
	Three months ended
(in millions of dollars)	March 31, 2017	March 31, 2016	December 31, 2016
EBITDA reconciliation (1)
Net loss attributable to common stockholders	$(15.8)	$(22.9)	$(12.5)
Interest expense	6.6	7.1	6.7
Depreciation and amortization	15.6	15.9	15.0
Income tax benefit	(13.0)	(10.4)	(12.7)
EBITDA	$(6.6)	$(10.3)	$(3.5)

(1) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

Table 3 - Adjusting items
	Three months ended
(in millions of dollars)	March 31, 2017	March 31, 2016
Free cash flow, before acquisitions, reconciliation (2)
Net cash (used in) provided by operating activities	$(15.0)	$26.9
Capital expenditures for property and equipment	(3.5)	(4.3)
Proceeds from sale of property and equipment	—	0.3
Free cash flow, before acquisitions	$(18.5)	$22.9

(2) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.